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                                 ALLERGAN, INC.


                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE





Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:


                                                           Three Months           Nine Months
                                                              Ended                  Ended
                                                       September 30, 1996      September 30, 1996
                                                       ------------------      ------------------
 (in millions, except per share amounts)
      Weighted average number of shares
        outstanding during the period                         65.3                     64.9

      Weighted average number of additional
        shares issuable in connection with
        dilutive stock options based upon
        use of the treasury stock method
        and average market prices                              0.9                      1.0
                                                             -----                    -----

      Weighted average number of common shares
        including common stock equivalents                    66.2                     65.9
                                                             =====                    =====

      Net Earnings for the period                            $17.3                    $41.1
                                                             =====                    =====

      Primary Earnings per Common Share                      $0.26                    $0.62
                                                             =====                    =====





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